Exhibit 10(j)

EXECUTION ORIGINAL

SECOND AMENDMENT TO LEASE AND AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) dated as of April 23, 2007, by and between CORPORATE PROPERTY ASSOCIATES and CORPORATE PROPERTY ASSOCIATES 4 as successor by merger with CORPORATE PROPERTY ASSOCIATE 2, a Delaware limited liability company (collectively “Landlord”), with an address at c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, NY 10020, and MSC ENGINEERED MATERIALS AND SOLUTIONS GROUP, INC., an Illinois corporation (“Tenant”) with an address at 2200 Pratt Boulevard, Elk Grove Village, Illinois 60007.

W I T N E S S E T H :

WHEREAS, Line 6 Corp., as landlord, and Tenant, as tenant, entered into a certain Lease and Agreement (the Original Lease) dated as of December 1, 1980 with respect to certain parcels of real property situate in Walbridge, Ohio (the “Leased Premises”);

WHEREAS, Line 6 Corp. assigned its interest in the Lease to Corporate Property Associates and Corporate Property Associates 2;

WHEREAS, Corporate Property Associates and Corporate Property Associates 2 entered into that certain First Amendment to Lease and Agreement dated as of May 30, 1986 (such amendment together with the original Lease hereinafter referred to as the “Lease”);

WHEREAS, Landlord and Tenant desire to amend the Primary Term and Renewal Terms of the Lease and certain other matters described herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Landlord and Tenant hereby agree as follows:

1	Terms and Basic Rent Payments. Schedule B to the Lease is hereby deleted and the following is inserted in lieu thereof:

Terms and Basic Rent Payments

1. Terms. The Interim Term shall commence on the date of delivery hereof and end on December 31, 1980. The Primary Term shall commence on January 1, 1981 and end on April 30, 2012 (the “Primary Term Expiration Date”). Provided that if, on or prior to the Primary Term Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Primary Term Expiration Date and on the third (3rd), sixth (6th), ninth (9th) and twelfth (12th) anniversaries of the Primary Term Expiration Date (the Primary Term Expiration Date and each such anniversary being referred to herein as a “Renewal Date”), the Term shall be deemed to have been automatically extended for an additional period of three (3) years (each such extension, a “Renewal Term”), unless Tenant shall notify Landlord in writing in recordable form at least six (6) months prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, including increases in Basic Rent pursuant to this Schedule B, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any additional Renewal Terms other than as expressly provided above).

2. Basic Rent. (a) Landlord hereby waives the escalation in Basic Rent in the amount of $88,620.94 which increase commenced on January 1, 2006.

(b) Commencing on April 1, 2007, subject to the adjustments provided for in Paragraphs (3) below, Basic Rent payable in respect of the Term (including any Renewal Term) shall be $560,513.16 per annum, payable monthly in arrears on each Basic Rent Payment Date, in equal installments of $42,209.43 each.

3. CPI Adjustments to Primary Basic Rent. (a) The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) (“CPI”) or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the one (1) year period immediately preceding such adjustment.

(b) Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until May 1, 2008 (the “First New Basic Rent Payment Date”). As of the first (1st) anniversary of the First New Basic Rent Payment Date and thereafter on each subsequent anniversary of the First New Basic Rent Payment Date, Basic Rent shall be adjusted to reflect increases, if any, in the CPI during the most recent one (1) year period immediately preceding each anniversary date (each such date being hereinafter referred to as the “Basic Rent Adjustment Date”).

(c) Method of Adjustment for CPI Adjustment.

(i)	As of each Basic Rent Adjustment Date when the average CPI determined in this clause (i) exceeds the Beginning CPI (as defined below), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the product of such multiplication shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, “Beginning CPI” shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring one (1) year earlier. If the CPI determined in this clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing one (1) year period.

(ii)	Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

(iii)	Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord’s rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.”

2	Modification. Except as expressly set forth herein, nothing herein is intended to or shall be deemed to modify or amend any of the other terms or provisions of the Lease.

3	Counterparts. This Second Amendment may be executed in any number of counterparts and by the different parties thereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all counterparts shall constitute but one and the same instrument.

4	Undefined Terms. All undefined capitalized terms used herein shall have the same meanings as set forth in the Lease.

5	Entire Agreement. This Second Amendment and the Lease together contain the entire understanding between the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein or therein contained and hereinafter made shall have no force and effect unless in writing, and executed by the party or parties making such representations, warranties or guarantees. Neither this Second Amendment nor the Lease nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

6	Binding Agreement. This Second Amendment shall not be binding upon Landlord and Tenant until executed and delivered by both Landlord and Tenant.

7	Enforceability. If any provision of this Second Amendment or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Second Amendment, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

8	Costs and Expenses. Tenant shall pay all of Landlord’s costs and expenses, including but not limited to reasonable attorney’s fees, incurred in preparing, reviewing and negotiating this Second Amendment.

9	Definitions. All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be duly executed as of the day and year first above written.

LANDLORD:

CORPORATE PROPERTY ASSOCIATES, a California limited partnership

By:	Carey Management LLC, its general partner

By:	W. P. Carey & Co. LLC, its sole member

By:	/S/ BROOKS G. GORDON
Name:	Brooks G. Gordon
Title:	Assistant Treasurer

CORPORATE PROPERTY ASSOCIATES-4, a California limited partnership

By:	Carey Management LLC, its general partner

By:	W. P. Carey & Co. LLC, its sole member

By:	/S/ BROOKS G. GORDON
Name:	Brooks G. Gordon
Title:	Assistant Treasurer

TENANT:

MSC ENGINEERED MATERIALS AND SOLUTIONS GROUP, INC., an Illinois corporation

By:	/S/ CLIFF NASTAS
Name:	Cliff Nastas
Title:	CEO